                                       FOR IMMEDIATE RELEASE

                                          October 9, 2007

 NS Reports State Tax Legislation, Synthetic Fuel Investments Effects on Third-Quarter Earnings

NORFOLK, VA -- Norfolk Southern Corporation (NYSE:NSC) announced that Illinois tax legislation enacted during the third quarter and rising crude oil prices that impacted synthetic fuel-related investments will have a negative impact on third-quarter net income that will be reported at a quarterly analyst conference call on October 24. Third quarter 2007 diluted earnings per share are expected to be $0.97, or approximately 5 percent below the same quarter 2006.

            The Illinois legislation modifies the way in which transportation companies apportion their taxable income to the state. This change will result in an adjustment to Norfolk Southern's deferred income taxes in the period of enactment, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This noncash charge is expected to decrease third-quarter net income by approximately $19 million, or $0.05 per diluted share.

            Norfolk Southern's synthetic fuel-related investments are estimated to provide less net benefit than previously reported in the second quarter Form 10-Q due to rising oil prices. Based on year-to-date oil prices and the forward curve, the projected phase-out for the year is approximately 43 percent. Accordingly, Norfolk Southern expects third-quarter net benefits from these investments of approximately $7 million, or $0.02 per diluted share, which is about $11 million, or $0.03 per diluted share, less than previously projected based on crude oil prices as of the second quarter 2007.

            Including the impact of these two items, the effective tax rate is approximately 36 percent for the third quarter. The tax credits generated by Norfolk Southern's synthetic fuel-related investments expire at the end of 2007 and, accordingly, the effective tax rate is likely to increase thereafter.

            Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in Norfolk Southern's SEC filings) which could cause actual results to differ.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

###

Norfolk Southern contacts:

(Media) Susan Terpay, 757-823-5204, (susan.terpay@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861, (leanne.marilley@nscorp.com)